Exhibit 10.15

COMPENSATION AND BENEFITS SUMMARY

FOR NON-EMPLOYEE DIRECTORS

COMPENSATION

Retainers

An annual retainer of $235,000 is paid in quarterly installments at the end of each full quarter. Payments are prorated for partial calendar quarters served. At least $120,000 of the annual Board retainer must be deferred into the Directors’ Deferred Income Plan stock unit account. Committee chairpersons are paid an additional annual retainer, as follows: Audit, $15,000; Nominating and Corporate Governance, $10,000; and Organization and Compensation, $12,500. The Lead Director is paid an additional $25,000 annual retainer. Audit Committee members (including the Audit Committee chairperson) are paid an additional $15,000 annual retainer. The additional retainers are paid in quarterly installments at the end of each full quarter, and payments are prorated for partial calendar quarters served.

(See full text of the Deferred Income Plan for Non-Employee Directors.)

Meeting Fees	There are no fees payable for attendance at any Board or committee meetings.

One-Time Restricted Stock Grant	A grant of 2,000 restricted shares of Common Stock under the Textron Inc. 2015 Long-Term Incentive Plan is made to non-employee Directors upon joining the Board.

DEFERRED INCOME PLAN

In addition to the required deferral into the stock unit account of $120,000 of the annual Board retainer, any percentage of the balance of the Board retainer or any percentage of the additional retainers may be deferred into either the stock unit account or an interest bearing account.

OTHER

Expenses	Reasonable travel, lodging and incidental expenses in connection with meetings are reimbursed.

Matching Gift Program

The Textron Charitable Trust will match Director contributions from a minimum gift of $25 to an aggregate maximum of $7,500 annually to any mix of cultural, educational, environmental or hospital institutions on a $1 for $1 basis.

Directors’ Charitable Award Program	[Closed to New Participants as of January 1, 2004]